EXHIBIT 10.2
ibex.

January 1, 2026

Michael Darwal

PERSONAL & CONFIDENTIAL

Dear Michael:
This Letter Agreement (“Letter Agreement”) confirms our arrangement made in connection with your Restated Employment Agreement dated January 1, 2021 between you and IBEX Global Solutions, Inc. (the “Company”) (“Employment Agreement”) (collectively the “Parties”).
The Parties agree to the following amendment to the Employment Agreement effective January 1, 2026:
Section 1 Position of the Employment Agreement shall be modified and replaced in its entirety with the following:
1.Position. Your position with the Company will change to Chief AI and Digital Officer reporting to Robert Dechant, Chief Executive Officer or his designee as mutually agreed upon by you and the Chief Executive Officer.
Section 2 Duties of the Employment Agreement shall be modified and replaced in its entirety with the following:
2.Duties. You will be responsible for strategic and operational leadership support of the AI and performance digital marketing business units and performing additional duties for the Company or its affiliates as may be required from time to time, including those required by the CEO or the Board of Directors of the Company (with the Board of Directors being the “Board”, and the duties being collectively the “Duties”). You shall use your best efforts to further the interests of the Company and shall devote all of your business time and attention to performing your Duties hereunder. You shall also comply at all times with the written policies of the Company as issued as of the date this Agreement or as later adopted or modified by the Company (“Company Policies”).
Section 5(a) Base Salary and Section 5(b) Incentive of the Employment Agreement shall be modified and replaced in its entirety with the following:
5.Compensation.
a.Base Salary. You will earn base salary compensation at the annualized rate of $400,000 USD (“Base Salary”), subject to normal payroll taxes and withholdings. Your Base Salary shall be paid to you in accordance with the Company’s standard employee payroll schedule then in effect. Your Base Salary is prospectively adjustable by the Company in its sole discretion, and such adjustments shall be effective only upon the Company’s delivery to you of written notice of such an adjustment.
b.Incentive. You shall be eligible to earn incentive awards at 100% of annualized base pay in accordance with the achievement of designated goals as a participant in the Company’s Management Incentive Plan (MIP). Participation in the Plan and any Earned Awards will be paid in accordance with the terms and conditions of the Plan and are subject to any required taxes and withholdings.
In addition, Section 5(f) will be added to the Agreement:
5. Compensation.
c.Equity. The Company will recommend to the Board of Directors (“Board”) of IBEX Limited (“IBEX Limited”) that you be granted equity of IBEX Limited in such amounts with such vesting as set forth in the Equity Summary attached hereto and made a part of this Agreement. Except as provided herein, any equity granted to you will be subject to the terms and conditions of IBEX Limited 2020 Long-Term Incentive Plan, as amended, and your execution of the notice of grant. Upon the termination of your employment for any reason (with the exception of a Change in Control), vesting of any granted equity shall cease and any unvested portions shall then expire. Future equity grants shall be reviewed on an annual basis and granted in such manner and amount as the Compensation Committee deems appropriate.

CONFIDENTIAL

All other documents ancillary to your Agreement including, but not limited to, the Covenants and Obligations, Direct Dialogue Program and mutual Agreement to Mediate/Arbitrate shall remain in full force and effect.
All definitions used herein shall have the meaning ascribed to them in the Agreement unless otherwise set forth herein.
This Letter Agreement together with the Agreement constitute the entire agreement between you and the Company concerning your Employment with the Company. The Company and you agree that all understandings, oral agreements and representations with respect to such Employment, whether made prior to or after your execution of this Letter Agreement, are void and/or are superseded by this Letter Agreement and may not be relied upon. This Agreement cannot be modified, changed, or amended, except in a writing signed by you and a duly authorized representative of the Company. No waiver by the Company shall be effective unless set forth in a writing executed by an authorized representative of the Company. This Letter Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or that may succeed to the Company’s assets or business, provided, however, that your obligations are personal and may not be assigned by you.
This Letter Agreement may be executed in multiple counterparts, that together, when executed shall be an original and constitute one instrument. Copies of signed counterparts that are sent via facsimile or transmitted electronically between the Parties shall be deemed to be originals for purposes of establishing execution by either or both Parties. This Agreement may be executed electronically with record of the transaction held electronically by either or both Parties.

[Signature Page to Follow]

CONFIDENTIAL

By your signature below, you hereby acknowledge and agree to the terms of this Letter Agreement.

IN WITNESS HEREOF, the Parties have agreed to enter into this Agreement as of the date first set forth above:
IBEX Global Solutions, Inc.

/s/ Robert Dechant
By: Robert T. Dechant Chief Executive Officer

I, the person signing below, acknowledge and agree that I have had sufficient time to thoroughly review this Letter Agreement and obtain any advice I deem appropriate. I have read, understand and voluntarily accept the terms and conditions set out above.

/s/Michael Darwal
Michael Darwal
Date: January 1, 2026

CONFIDENTIAL

Michael Darwal - Equity Summary

# of Shares	Type	Offer Description	Grant Date	Vesting
25,000	RSU	Equity Grant	Two trading days after the Q2 FY26 earnings release	4-year vesting (25% vests each year on the anniversary of the grant date)
25,000	PSU	Equity Grant	Two trading days after the Q2 FY26 earnings release
Trigger #1: 5,000 PSU vest at $5m in AI Revenue Trigger #2: 5,000 PSU vest at $10m in AI Revenue Trigger #3: 5,000 PSU Vest at $15m in AI Revenue Trigger #4: 5,000 PSU Vest at $20m in AI Revenue Trigger #5: 5,000 PSU Vest at $25m in AI Revenue
AI Revenue is defined as cumulative client revenues forward which are billed for AI transactions (e.g. price per AI interaction), license revenue billed to clients (not including rebill) in support of AI transactions, or AI consulting (e.g. implementation, support of, development of AI strategy). The metric does not include revenue associated with Contact Center as a Service (CCaaS) offerings. Eligible AI Revenue is cumulative effective January 1, 2026 going forward.